Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces Early Tender Results

HOUSTON, TEXAS — December 4, 2015 — Halcón Resources Corporation (NYSE: HK) (“Halcón” or the “Company”) today announced the early tender results for its previously announced exchange offer to certain eligible holders of its outstanding unsecured debt securities listed in the table below (the “Existing Notes”) for up to $150 million of a new issue of 12.0% Second Lien Senior Secured Notes due 2022 (the “New Notes”).

The Company has been informed by the information agent for the exchange offer that, as of 11:59 p.m., New York City time, on December 3, 2015 (the “Early Tender Date”), a total of approximately $287.5 million aggregate principal amount of Existing Notes were validly tendered and not validly withdrawn.  The aggregate principal amount of each series of the Existing Notes that were validly tendered and not validly withdrawn as of the Early Tender Date is specified in the table below:

		Aggregate Principal	Aggregate Principal
		Amount Outstanding	Amount Tendered
		Prior To Exchange	Prior To Or On Early
CUSIP	Series	Offer	Tender Date
40537QAB6	9.75% Senior Notes due 2020	$462,214,000	$116,363,000
40537QAD2	8.875% Senior Notes due 2021	$493,671,000	$136,854,000
40537QAF7	9.25% Senior Notes due 2022	$93,995,000	$34,328,000

The exchange offer will expire at 11:59 p.m., New York City time, on December 17, 2015, unless extended or earlier terminated by Halcón.  Tenders in the exchange offer will be irrevocable except where additional withdrawal rights are required by law (as determined by the Company).

Withdrawal rights expired on the Early Tender Date.  Accordingly, eligible holders who have previously tendered their Existing Notes can no longer validly withdraw those notes from the exchange offer, except in the limited circumstances described in the offering memorandum and the letter of transmittal (the “Offering Documents”).

If the aggregate principal amount of Existing Notes validly tendered and not validly withdrawn exceeds the maximum exchange amount, Halcón will accept Existing Notes validly tendered and not validly withdrawn for exchange on a pro rata basis as provided in the Offering Documents.

The exchange offer is conditioned on the satisfaction or waiver of certain conditions, as described in the Offering Documents.  The condition related to the minimum tender amount has been satisfied. The exchange offer for the Existing Notes may be amended, extended or terminated, in each case either as a whole, or independently with respect to any one or more particular series of Existing Notes.

The exchange offer is only being made, and copies of the Offering Documents will only be made available, to holders of the Existing Notes who complete and return an eligibility form confirming that they are (1) “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or (2) not “U.S. persons” and are outside of the United States within the meaning of Regulation S under the Securities Act (such persons, “eligible holders”).  Holders who desire to obtain and complete an eligibility form should contact the information agent, Bondholder Communications Group, at (888) 385-2663 (toll-free) or (212) 809-2663 (for banks and brokers), or via the following website: http://www.bondcom.com/Halcon.

Eligible holders are urged to carefully read the Offering Documents before making any decision with respect to the exchange offer.  None of Halcón, the dealer managers, the information agent and the exchange agent make any recommendation as to whether eligible holders should tender or refrain from tendering their Existing Notes.  Eligible holders must make their own decision as to whether to tender Existing Notes and, if so, the principal amount of the Existing Notes to tender.

The New Notes offered by the Company have not been registered under the Securities Act, or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.  The exchange offer is not being made to holders of Existing Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  This press release does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended.

Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties, such as risks relating to the satisfaction of the conditions precedent to completing the exchange offer and Halcón’s ability to consummate the exchange offer for any of the Existing Notes and other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, quarterly reports on Form 10-Q and other subsequent filings with the Securities and Exchange Commission.  Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof.  Halcón has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact:
Scott M. Zuehlke
VP, Investor Relations
Halcón Resources
(832) 538-0314